EXHIBIT 4.15

June 22, 2004

Labatt Holding B.V.
Ceresstraat 19
4811 CA Breda
The Netherlands

Companhia de Bebidas das Américas -- AmBev
Rua Dr. Renato Paes de Barros 1017
04530-001, São Paulo, SP
Federative Republic of Brazil
Attn: Felipe Dutra

Re: Termination of the Letter Agreement

Ladies and Gentleman:

Reference is hereby made to (i) the Letter Agreement, dated as of March 3, 2004 (the “Letter Agreement”), by and between Labatt Holding B.V., a corporation organized under the laws of the Netherlands (“Labatt Holdco”), and Interbrew International B.V., a corporation organized under the laws of the Netherlands (“IIBV”), and (ii) the Incorporação Agreement, dated as of March 3, 2004 (the “Incorporação Agreement”), by and among Companhia De Bebidas Das Américas - AmBev, a corporation organized under the laws of the Federative Republic of Brazil (“AmBev”), Interbrew S.A., a public limited liability company organized under the laws of Kingdom of Belgium (“Interbrew”), Labatt Brewing Canada Holding Ltd., a company organized under the laws of the Bahamas (“Mergeco”), and Labatt Brewing Company Limited, a corporation organized under the federal laws of Canada (“Labatt”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the lncorporação Agreement.

Upon the execution and delivery of this side letter by the parties hereto, you and we agree that the Letter Agreement shall be irrevocably and unconditionally terminated in all respects and be of no further force and effect as of the date first written above. Upon such termination, Labatt Holdco and IIBV shall be released and discharged, irrevocably and unconditionally, from any and all obligations and liabilities under the Letter Agreement.

Interbrew shall be a third-party beneficiary to this side letter.

This side letter may be executed in one or more separate counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this side letter delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

Arbitration. (a) All disputes arising out of or in connection with this side letter shall be finally settled under the Rules of Arbitration of the ICC. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b) The number of arbitrators shall be three, one appointed by the plaintiff party or parties, one by the respondent party or parties and a chairman appointed jointly by the first two arbitrators. In the event that, in multiple party proceedings, the plaintiff parties or the respondent parties are not able to reach consensus on the appointment of their arbitrator, such (and only such) arbitrator shall be appointed by the International Chamber of Commerce (Article 10, paragraph 2, ICC Rules, Edition 1998).

(c) Any party to the dispute submitted to arbitration in connection with this side letter may assert a cross-claim against any other party to the dispute based on any breach of the Incorporação Agreement. Any party to the dispute shall have access to all documents filed by any other party.

(d) Any party to the dispute submitted to arbitration may request that any party to the lncorporação Agreement which was not initially named as a party to the proceedings be joined as a party to the proceedings, provided that the basis asserted for such joinder is substantially related to the subject matter of the dispute in arbitration. Any party to the Incorporação Agreement or this side letter which is not involved in the proceeding may request to join the existing proceeding, provided that the basis asserted for such intervention is substantially related to the subject matter of the dispute in arbitration. The parties to the Incorporação Agreement or this side letter have agreed to these procedures. Any joined or intervening party shall be bound by any award rendered by the arbitral tribunal even if it chooses not to participate in the arbitral proceedings.

(e) The parties agree that the ICC Court of Arbitration shall fix separate advances on costs in respect of each claim, counterclaim or cross-claim.

(f) The parties agree that if a dispute raises issues which are the same as or substantially connected with issues raised in a related dispute arising in connection with this side letter or the Incorporação Agreement, such dispute and such related dispute shall be finally settled by the first appointed arbitral tribunal, provided a joinder of proceedings is requested by at least one party to any of the disputes.

(e) The place of arbitration shall be Paris, France. The language of the arbitration shall be English.

(f) The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this side letter.

(g) Any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any party may apply to any court having jurisdiction hereof to seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

This side letter shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

        If you acknowledge, accept and agree to the foregoing, please so indicate by signing and returning to the undersigned the duplicate copies of this side letter enclosed herewith whereupon this will become a valid and binding agreement between us.

Very truly yours, INTERBREW INTERNATIONAL B.V.
By:	/s/ Philip Goris
Name: Philip Goris
Title: Director

By:	/s/ Myriam Beatove
Name: Myriam Beatove
Title: Director

ACKNOWLEDGED AND AGREED LABATT HOLDING B.V.
By:	/s/ Philip Goris
Name: Philip Goris
Title: Director

By:

If you acknowledge, accept and agree to the foregoing, please so indicate by signing and returning to the undersigned the duplicate copies of this side letter enclosed herewith whereupon this will become a valid and binding agreement between us.

Very truly yours, INTERBREW INTERNATIONAL B.V.
By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED AND AGREED LABATT HOLDING B.V.
By:
Name:
Title:

By:	/s/ J.H.M. van Erve
Name: J.H.M. van Erve
Title: Director